Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (No. 333-127032) on Form S-8 of Western Alliance Bancorporation of our report dated February 28, 2007 relating to our audits of the consolidated financial statements and internal control over final reporting included in the Annual Report to shareholders, which is included in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

MCGLADREY & PULLEN, LLP

Las Vegas, Nevada
February 28, 2007
McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.